EXHIBIT 16.1

RBSM LLP

MCLEAN, VA

March 13, 2012

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Seawright Holdings, Inc. (the “Company”) Form 8-K dated March 12, 2012, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/s/ RBSM LLP